UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 31, 2006

SES SOLAR INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-49891

(Commission File Number)

33-0860242

(IRS Employer Identification No.)

#1400-1500 West Georgia Street, Vancouver, British Columbia, V6G 2Z6

(Address of principal executive offices and Zip Code)

(604) 684-3027

Registrant's telephone number, including area code

Solar Energy Sources Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As used in this current report, the terms “we”, “us” and “our” refer to SES Solar Inc.

On August 31, 2006, we entered into a share exchange agreement with Société d'Energie Solaire S.A., a private Swiss corporation and the shareholders of Société d'Energie Solaire. Pursuant to the terms of the share exchange agreement, we agreed to acquire all 39,500 issued and outstanding shares of common stock in the capital of Société d'Energie Solaire, in exchange for the issuance of 48,286,817 shares of common stock in the capital of our company to the shareholders of Société d'Energie Solaire on the basis of 1,222.451 common shares of our company for every one common share of Société d'Energie Solaire. A copy of the share exchange agreement is attached hereto as Exhibit 2.1.

Business of Société d'Energie Solaire

Société d'Energie Solaire was incorporated under the laws of Switzerland on March 26, 2001. Société d'Energie Solaire’s principal offices are located at Route de Saint-Julien 129, CH-1228 Plan-les-Outes, Switzerland and its principle business is the production of solar photovoltaic modules from silicon cells purchased from third parties. Société d'Energie Solaire’s proprietary products uniquely integrate architecture, commercially available high-performance modules, and solar tiles. Société d'Energie Solaire services global market integrators and resellers as well as its own clientele and is positioned as one of the few manufacturers in Europe that produces customized solar photovoltaic modules that are larger than three square meters. Photovoltaic technology turns solar energy directly into useable energy without releasing carbon dioxide.

Conditions Precedent to the Closing of the Share Exchange Agreement

The closing of the share exchange agreement is subject to the satisfaction of conditions precedent to closing as set forth in the share exchange agreement including the following:

1.	our company and Société d'Energie Solaire will have receive duly executed copies of all third-party consents and approvals contemplated by the share exchange agreement;
2.	no material adverse change will have occurred with the business or assets of our company or Société d'Energie Solaire since the effective date of the share exchange agreement;
3.

no suit, action or proceeding will be pending or threatened which would: (a) prevent the consummation of any of the transactions contemplated by the share exchange agreement, or (b) cause the transaction to be rescinded following the consummation;

4.	Société d'Energie Solaire will have no more than 39,500 common shares issued and outstanding on the closing date of the share exchange agreement;
5.	our company will have no more than 68,981,167 common shares issued and outstanding on the closing date of the share exchange agreement;
6.	our company and Société d'Energie Solaire will be reasonably satisfied with their respective due diligence investigation of each other;
7.	our company will have entered into an investor relations agreement with Standard Atlantic (Suisse) S.A., and will have paid a finder’s fee of $228,000 to Standard Atlantic on closing;
8.	we will have closed and received the proceeds of an equity financing of at least $3,500,000, such financing to consist of the issuance of common shares of our company at $0.80 per share;
9.

the selling shareholders of Société d'Energie Solaire will have entered into escrow agreements whereby all of the shares to be issued by our company at closing to the selling shareholders will be deposited into escrow in accordance with the terms of a credit line escrow agreement and a long term escrow agreement;

10.	our company will appoint Jean-Christophe Hadorn, Daniel Erné, Christiane Erné and Michael D. Noonan to our board of directors; and
11.	our company will appoint Jean-Christophe Hadorn as our Chief Executive Officer and Sandrine Crisafulli as our Chief Financial Officer and Chief Operating Officer.

Due to conditions precedent to closing, including those set out above, and the risk that these conditions precedent will not be satisfied, there is no assurance that we will complete the share exchange and close the share exchange agreement.

Item 9.01 Financial Statements and Exhibits.

2.1           Share Exchange Agreement dated August 31, 2006, among our company, Société d'Energie Solaire and the selling shareholders of Société d'Energie Solaire as set out in the share exchange agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SES SOLAR INC.

/s/ John Veltheer

By: John Veltheer, President

September 1, 2006